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                                                                     EXHIBIT 4.3

                       AMENDMENT NO. 1 TO CREDIT AGREEMENT

      This Amendment dated April 30, 2004 between COMPUWARE CORPORATION, a Michigan corporation (herein called "Company") and COMERICA BANK, a Michigan banking corporation (herein called "Bank").

                                R E C I T A L S:

      A. Company and Bank entered into that certain Credit Agreement dated as of May 3, 2003 (the "Agreement").

      B.    Company and Bank desire to amend the Agreement as set forth below.

      NOW, THEREFORE, the parties agree as follows:

      1. The definition of "Maturity Date" in Section 1 of the Agreement is amended by replacing the term "April 30, 2004" with the term "July 29, 2004."

      2.    Section 2 of the Agreement is amended to add the following Section
2.8:

            "2.8 If at any time Bank and Company agree to extend the Maturity Date of the credit facility hereunder (it being understood that Bank, in its sole and unfettered discretion, may decline to so extend the Maturity Date), in consideration of such extension, Company shall pay Bank a facility fee equal to fifteen (15) basis points per annum of the full principal amount of the Commitment to be extended (whether used or unused), payable in advance and calculated on the basis of the actual number of days elapsed in a year of 360 days."

      3. As soon as available, but in no event later than June 1, 2004, Company must deliver to Bank a certified copy of resolutions of the Company's board of directors ratifying the execution and delivery of this Amendment and the performance by Company of its obligations under the Agreement as amended hereby.

      4. The above amendments shall be effective as of the date hereof upon Bank's receipt of (a) this Amendment duly executed and delivered by Company and Bank, and (b) a facility fee in the amount of $37,500 payable by Company to Bank.

      5. Except as expressly modified hereby, all of the terms and conditions of the Agreement shall remain full force and effect.

      6. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company's corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or

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approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 6.1 through 6.10 of the Agreement are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; and (c) no Default or Event of Default has occurred and is continuing as of the date hereof. Without limiting the foregoing and for the avoidance of doubt, Company hereby represents and warrants that the execution, delivery and performance of this Amendment are within Company's corporate powers, have been duly authorized, are not in contravention of law or Company's organizational documents or of the unwaived terms of any indebture, agreement or undertaking to which Company is a party or by which it is bound and do not require the consent or approval of any governmental body, agency or authority; and this Amendment is the valid and binding obligation of Company, enforceable against Company in accordance with its terms.

      7.    This Amendment may be executed in counterparts as provided in
Section 10.12 of the Agreement

      Executed as of the date first written above.

COMERICA BANK                                 COMPUWARE CORPORATION

                                              By:  /s/ Laura Fournier
                                                   --------------------
By: /s/ Timothy H. O'Rourke                           Laura Fournier
    -------------------------                 Its:    Senior Vice President and
         Timothy H. O'Rourke                          Chief Financial Officer
Its: Vice President

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                           ACKNOWLEDGMENT OF GUARANTOR

      The undersigned is the Guarantor under that certain Guaranty dated May 2, 2003 ("Guaranty") made by the undersigned in favor of Comerica Bank ("Bank") with respect to the obligations and liabilities of Compuware Corporation, a Michigan corporation ("Company") to Bank. The undersigned (a) acknowledges the execution and delivery of the foregoing Amendment, (b) affirms each of its obligations to Bank under the Guaranty, and (c) acknowledges and agrees that the Guaranty remains in full force and effect in accordance with its terms and that the undersigned has no defense, counterclaim or setoff to its obligations under the Guaranty.

Dated: April 30, 2004
                                             COMPUWARE INTERNATIONAL I LLC

                                             By:  Compuware Corporation
                                             Its: Sole Member

                                             By: /s/ Laura Fournier
                                                 -------------------------------
                                                    Laura Fournier
                                             Its:   Senior Vice President and
                                                    Chief Financial Officer